UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2011
FULL HOUSE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32583	13-3391527

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4670 S. Fort Apache Road, Suite 190 Las Vegas, Nevada	89147

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 702-221-7800
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 28, 2011, Full House Resorts, Inc. (the “Company”) entered into a Casino Operations Lease (the “Lease”) with Hyatt Equities L.L.C. (the “Landlord”) to operate, subject to gaming approval, the Grand Lodge Casino (the “Casino”) at Hyatt Regency Lake Tahoe Resort, Spa & Casino in Incline Village, Nevada on the north shore of Lake Tahoe. Under the Lease, the Company will have the exclusive right to conduct all gaming operations in the Casino. The initial term of the Lease is 5 years (subject to certain early termination rights of both parties), with an option to extend for an additional 5 year term. The Company will pay a fixed monthly rent of $125,000 over the initial term of the Lease.
In addition, on June 28, 2011, the Company entered into an Asset Purchase and Transitions Agreement (the “Agreement”) with HCC Corporation, an affiliate of HGMI Gaming, Inc., to acquire the operating assets and certain liabilities related to the Casino for approximately $600,000, exclusive of operating cash and working capital.
The commencement of the Lease and the closing under the Agreement are conditioned upon the Company obtaining the necessary regulatory gaming approvals.
The foregoing summaries of the Lease and the Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Lease and the Agreement which are attached as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. A copy of the June 30, 2011 press release announcing the Lease and the Agreement is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

10.1	Casino Operations Lease dated June 28, 2011 by and between Hyatt Equities, L.L.C. and Gaming Entertainment (Nevada) LLC.

10.2	Asset Purchase and Transition Agreement dated June 28, 2011 by and between HCC Corporation, doing business as Grand Lodge Casino, and Gaming Entertainment (Nevada) LLC.

99.1	Press release issued by the Company on June 30, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.
Date: June 29, 2011	/s/ Barth F. Aaron
Barth F. Aaron
Secretary/General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Casino Operations Lease dated June 28, 2011 by and between Hyatt Equities, L.L.C. and Gaming Entertainment (Nevada) LLC.

10.2	Asset Purchase and Transition Agreement dated June 28, 2011 by and between HCC Corporation, doing business as Grand Lodge Casino, and Gaming Entertainment (Nevada) LLC.

99.1	Press release issued by the Company on June 30, 2011.

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